Exhibit 10.31

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (“Agreement”) is entered into and made effective as of the date of last execution of this Agreement (“Effective Date”) by and between salesforce.com, inc., a Delaware corporation with a place of business at The Landmark @ One Market Street, Suite 300, San Francisco, CA 94105 (“Purchaser”), and hopTo Inc, a _Delaware corporation, with a place of business at 6 6 Loudon Rd. Suite 200, Concord, NH 03301 (“Seller”) (each of Seller and Purchaser a “Party” and collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, Seller owns certain patents and patent applications set forth in Exhibit A hereto;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and assign to Purchaser, such patents and patent applications on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Capitalized Terms. In addition to those terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)	“Affiliate” means a legal entity that Controls, is Controlled by, or is under common Control with a Party. Such legal entity shall constitute an Affiliate of the Party only when and for so long as the Control exists.

(b)	“Assigned Patents” means each of the following, whether or not pending, issued, expired, abandoned or closed: (a) the Patents listed on Exhibit A (“Listed Patents”), attached hereto and incorporated herein, (b) any and all Patents that are part of the same Patent Families as the Listed Patents, (c) any and all of the inventions, invention disclosures, and discoveries existing as of the Effective Date to the extent disclosed or claimed in subitems (a) and (b) above, and (d) any rights of priority created by such Patents under any treaty relating thereto.

(c)	“Assignment Agreements” means any executed agreements assigning, changing, confirming or correcting ownership (including without limitation original patent assignment agreements) of any part, portion or all rights in the Assigned Patents from the Inventor(s) and/or any prior owner to any prior owner or Seller.

(d)	“Bona Fide Owned and Controlled” means for the purpose of a design that ownership and control was not transferred or provided for purposes of providing a license to cover an offering of a third party under the licenses granted herein.

(e)	“Change of Control” means (a) any transaction or series of transactions whereby any person or entity directly or indirectly acquires Control of another person or entity; or (b) the consummation (whether directly or indirectly through one or more intermediaries) of a sale or other disposition of all or substantially all of another person’s or entity’s assets in any single transaction or series of related transactions.

(f)	“Control” (including the correlative meanings of the terms “Controls”, “Controlled by” and “under common Control with”) means the direct or indirect ownership of more than fifty percent (50%) of an entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or an entity, whether through the ability to exercise voting power, by contract or otherwise.

(g)	“Disclaimer Issue” means a terminal disclaimer (including under 35 U.S.C. Sec. 253 or 37 CFR 1.321 or the equivalent laws or regulation of any other patent authority) that exists or is or should reasonably be required to be made in a patent or patent application to address a double patenting issue, including such an issue raised in a judicial or administrative proceeding (including any proceeding with the U.S. Patent and Trademark Office or any corresponding foreign patent authority).

(h)	“Encumbrance” means with respect to any of the Assigned Patents, any mortgage, lien, pledge, charge, Commitment, security interest, express or implied license, Grant, judgment, stipulation, court order or decree, or other restriction regarding transfer or licensing, or any other commitment to a third party which would result in any such Encumbrance whether currently existing or arising in the future.

(i)	“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency commission or subdivision thereof, including but not limited to the U.S. Patent and Trademark Office (“PTO”) and the European Patent Office (“EPO”).

(j)	“Grant” means a license, waiver of any rights of enforcement (including but not limited to any covenant not to sue, covenant not to assert, or standstill agreement), release of any claim, or other grant of any right.

(k)	“Grant Back License” has the meaning set forth in Section 2.3.

(l)	“Importation Information” means an electronic file provided by Seller, in the form provided by Purchaser, containing certain information requested by Purchaser regarding the Assigned Patents.

(m)	“including” means including without limitation.

(n)	“Inventor” means each of the named inventors of each of the Assigned Patents as well as any inventor who should be or should have been named on each of the Assigned Patents.

(o)	“or” means “and/or”.

(p)	“Patent Documents” means (i) all prosecution files (physical and electronic) and docket reports (capturing a time period no shorter than ninety (90) days following the Effective Date) for all of the Assigned Patents in the possession or control of Seller, its counsel or its agents; (ii) all Assignment Agreements; (iii) all documents, records and files in the possession or control of Seller, its counsel or its agents (and including any and all of each Inventor) with respect to (A) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Assigned Patents, (B) the disclosure of, acquisition, prosecution, registration, reissuance, correction, enforcement, defense, and maintenance of the Assigned Patents (including without limitation ribbon copies of any letters patent), (C) Seller’s marking activities and program(s) with respect to the Assigned Patents, and (D) Seller’s licensing or sales activities with respect to the Assigned Patents; and (iv) all other material documentation or information in the possession or control of Seller, its counsel or its agents related to the Assigned Patents. Notwithstanding the foregoing, Patent Documents shall exclude any documents or information in clauses (i) - (iv) of this Section which are subject to the doctrines of attorney-client privilege, attorney work-product, joint defense, common interest and/or any other applicable privilege or immunity (collectively, “Common Interest Privilege”) if providing such documents or information to Purchaser cannot be accomplished in a manner that protects such Common Interest Privilege.

(q)	“Patent Family” means a set comprised of all Patents (a) that are linked or entitled to be linked through one or more claims of benefit or priority pursuant to 35 U.S.C. §§ 120 or 119 (or the equivalent laws or regulation of any other patent authority) or by a terminal disclaimer pursuant to 35 U.S.C. § 253 or 37 CFR § 1.321 (or the equivalent laws or regulation of any other patent authority) or (b) that are, or are entitled to be, foreign counterparts, reissues, divisionals, extensions, continuations or continuations-in-part with respect to any other Patent in such set.

(r)	“Patents” means any United States, foreign or international patents and patent applications, patents and patent applications resulting or issuing therefrom, certificates of invention, utility models or any other grants by any Governmental Entity for the protection of inventions, including all non-provisionals, provisional, reissues, divisionals, continuations, continuations-in-part, re-examinations and extensions of any of the foregoing; provided, however, that when the term “Patent” is used in the context of, or to refer to, a particular patent or patent application, or a patent or patent application on a schedule, the term shall mean only that particular patent or patent application, as the case may be.

(s)	“Seller Product” means any product, which as of the Effective Date, meets all of the following: (i) the design of the product is Bona Fide Owned and Controlled by Seller, (ii) the product is solely marked with, and marketed and sold solely by or on behalf of Seller under, a trademark, service mark or brand name owned by Seller and (iii) in the absence of a license or other authorization, the product would infringe one or more of the Assigned Patents.

(t)	“Subsidiary” means a legal entity that is Controlled by a Party. Such legal entity shall constitute a Subsidiary of the Party only when and for so long as the Control exists.

(u)	“Transfer Documents” mean fully executed patent transfer documents, in a form approved by Purchaser suitable for filing with the relevant Governmental Authority, in each jurisdiction where the Assigned Patents issued from or have been filed, as the case may be, in each case to record the change of ownership of the Assigned Patents from Seller to Purchaser. Unless otherwise directed by Purchaser, Transfer Documents for U.S. Assigned Patents shall be as provided in the form of Exhibit B (“Patent Assignment”).

ARTICLE II

TRANSFER OF ASSIGNED PATENTS AND COOPERATION

2.1	Initial Transfer. Effective as of the Effective Date, Seller hereby irrevocably sells, transfers, conveys and assigns, and shall cause its Affiliates to irrevocably sell, transfer, convey and assign, to Purchaser (or its designee, as to any or all of the Assigned Patents), and Purchaser hereby acquires from Seller or its Affiliates, all right, title and interest in and to (i) all Assigned Patents, including without limitation the right to sue, license and collect and receive all income, royalties, damages, payments due, injunctive relief and any other settlements or remedies (including, without limitation, causes of action and rights to damages and payments for past, present or future infringements or misappropriations) with respect thereto, in each case, in all countries relating to the Assigned Patents and (ii) the Patent Documents and rights (including copyrights) with respect thereto. The Parties understand and agree that no license agreements or other contracts, obligations or other liabilities of Seller, Seller’s Affiliates or prior owners, whether listed in Exhibit C of this Agreement or not, are assigned, delegated or otherwise transferred to or assumed by Purchaser hereunder, whether expressly, by implication, by reason of estoppel or otherwise.

(a)	Additional Transfers.

1.	To the extent all right, title and interest in and to any Assigned Patent is not transferred pursuant to Section 2.1 (Initial Transfer) for whatever reason, Seller hereby irrevocably sells, transfers, conveys and assigns to Purchaser, and shall cause its Affiliates to irrevocably sell, transfer, convey and assign, and Purchaser hereby acquires from Seller or its Affiliates, all right, title and interest in and to such Assigned Patent in accordance with the terms of this Agreement, including the right to sue, license and collect and receive all income, royalties, damages, payments due, injunctive relief and any other settlements or remedies (including, without limitation, causes of action and rights to damages and payments for past, present or future infringements or misappropriations) with respect thereto, effective as of the Effective Date.

2.	If, after the Effective Date, any Assigned Patent is subject to a Disclaimer Issue linking it to a Patent of Seller, Seller shall, without additional consideration, nunc pro tunc transfer and does hereby convey as of the Effective Date (to the extent not previously effectively assigned by Seller to Purchaser pursuant to Section 2.1), ownership of such Seller Patent to Purchaser and such Patent shall be considered an Assigned Patent hereunder.

(b)	Undisclosed Patents. If at any time it is determined that a Patent (including patent applications, regardless of status) exists or existed that is part of the same Patent Family corresponding to one or more of the Assigned Patents and such Patent was not identified as an Assigned Patent, then, in addition to any other remedies Purchaser may have under this Agreement, Seller shall upon notice from Purchaser promptly assign such Patent (and any Patents that may have issued therefrom) to Purchaser.

2.2	Delivery. On the Effective Date, Seller shall have delivered to Purchaser the following:

(a)	All Transfer Documents, fully executed and notarized where appropriate;

(b)	Electronic copies of the prosecution files, docket reports and Assignment Agreements referred to in clauses (i) and (ii) of the definition of Patent Documents; and

(c)	The Importation Information.

2.3	Grant Back License.

(a)	Subject to the terms of this Section 2.3, and effective as of the Effective Date, Purchaser hereby grants back to Seller and each of its Subsidiaries (but only as long as such Subsidiary is and remains a Subsidiary of Seller), an irrevocable, non-exclusive, non-transferable and non-assignable (except in the event of a Change of Control as set forth below), non-sublicensable, worldwide, fully paid-up license under the Assigned Patents, to make, have made (to the extent substantially designed by Seller or its Subsidiaries), import, use, offer to sell, sell and otherwise dispose of Seller Products to any third party. The license and rights set forth in this Section 2.3 shall apply only to the Assigned Patents assigned by Seller to Purchaser under this Agreement and shall not apply to any other Patents of Purchaser or any of its Affiliates, whether by implication, estoppel or otherwise (even if such other Patents are necessary for practice of the Assigned Patents).

(b)	Further Limitations on Grant Back License.

1.	The license granted back to Seller and its Subsidiaries is expressly set forth in Section 2.3 above and no other licenses, authorizations or rights are granted or conveyed, whether expressly or by implication or otherwise, all of which are expressly disclaimed.

2.	Notwithstanding anything to the contrary, the license granted under Section 2.3: (i) excludes the right to grant sublicenses; (ii) is non-transferable and non-assignable (except in the event of a Change of Control as set forth below); (iii) excludes the right to further place any Encumbrance on the Assigned Patents; (iv) excludes any covenant, license (except for the grants expressly set forth in Section 2.3(a) above), authorization, or other right, express or implied or by estoppel or otherwise, to make, have made, import, use, offer to sell, sell and otherwise dispose of any products (even if such products are used in combination with Seller Products as described and limited by Section 2.3); (v) does not include the right under any Assigned Patent to manufacture or have manufactured products or Seller Products as a foundry or contract manufacturer for a third party, or to otherwise manufacture, sell, or otherwise distribute products or Seller Products for or on behalf of any third parties, or to otherwise sell, lease or transfer any product without material modification back to the same supplier or customer or an affiliate thereof; and (vi) shall not be deemed or construed to grant, make or constitute any license, covenant, immunity, authorization or right, whether by implication, estoppel, acquiescence, reliance or otherwise, with respect to any activities that Seller undertakes for or on behalf of any third party where the purpose of such third party choosing Seller is obtaining rights under one or more Assigned Patents (i.e., patent laundering). In the event of a Change of Control, Seller’s successor-in-interest shall continue to hold the license granted under Section 2.3, but only as it relates to Seller Products in existence as of the time of such Change of Control, as may carry the trademark, service mark or brand name of such successor-in-interest, and to successor versions of such Seller Products designed by or for such successor-in-interest.

3.	Seller acknowledges and understands that Purchaser and its Affiliates own or control a substantial number of Patents relating to, among other things, technology that may relate to the Assigned Patents, and that the economics of this Agreement are premised on the understanding that Seller is acquiring no rights to any of Purchaser’s or its Affiliate’s Patents other than the Assigned Patents as expressly set forth in this Section 2.3. Seller agrees that it has no rights to such other Patents, even if such other Patents are deemed necessary for the practice of the Assigned Patents, or are necessarily infringed by the Seller Products.

2.4	Further Assurances.

(a)	Further Cooperation.

i.	Seller shall, and Seller shall direct its Affiliates and its and their employees (including all employed Inventors) to, fully cooperate with and assist Purchaser and any successor, its counsel and similar agents in securing the Purchaser’s rights in the Assigned Patents in any and all countries and in the enforcement, prosecution and maintenance of the Assigned Patents without additional consideration, including facilitating the cooperation of the Inventors (whether employed by Seller or not). Without limiting the generality of the foregoing, following the Effective Date, Seller agrees that its cooperation and assistance hereunder will include (if requested by Purchaser), without limitation, (a) the full disclosure to Purchaser of all pertinent factual or other information and data reasonably available to Seller, including providing contact information for Inventors, (b) the execution of all applications, specifications, papers, documents, oaths, assignments, declarations, affidavits and all other instruments which Purchaser shall request as may be necessary and proper to obtain and vest such rights and in order to assign and convey to Purchaser, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to the Assigned Patents and otherwise completely effect consummation of the transactions contemplated by this Agreement, (c) making factual witnesses available upon the reasonable request of Purchaser and participation in any litigation defenses including the giving of testimony in any suit, legal action, hearing, investigation, or other proceeding relating to the Assigned Patents, (d) if requested by Purchaser, joinder as a necessary party plaintiff or in another capacity reasonably requested by Purchaser, and (e) reasonably cooperating with and assisting Purchaser, in any legal or equitable action, litigation, arbitration or other legal, regulatory or administrative proceeding regarding any of the Assigned Patents or the scope, infringement or validity thereof (“Patent Proceeding”), including, without limitation, enforcement of any of the Assigned Patents against potential infringers in any court proceeding or before the International Trade Commission (ITC) and proceedings regarding any of the Assigned Patents before the PTO, EPO or any other similar agency; provided, however, that Purchaser shall have sole control and discretion over any and all such Patent Proceedings and any settlement thereof, and the exclusive right to receive, retain and enforce all damages, awards, and other remedies of any kind in connection with any such Patent Proceeding, or (f) the performance of any other acts as may be necessary and proper to vest full title and transfer all rights and interest in and to the Assigned Patents in Purchaser (or its designee) and otherwise completely effect consummation of the transactions contemplated by this Agreement. With respect to items (c), (d) and (e) of this paragraph, Purchaser will reimburse Seller for all preapproved, reasonable, out-of-pocket costs incurred in connection with providing the assistance and cooperation requested by Purchaser hereunder, and Purchaser shall reimburse Seller, its employees, attorneys, agents and inventors at a reasonable hourly rate mutually agreed upon by the Parties for time spent in connection with providing assistance or cooperation requested by Purchaser hereunder.

ii.	Within thirty (30) days following the Effective Date, Seller shall provide to Purchaser or its designee all Patent Documents. For the avoidance of doubt, the obligations set forth in this Section are in addition to, and not intended to replace or contradict, the obligations set forth in Section 2.2(b).

iii.	Within five (5) business days following the Effective Date, Seller shall, at Seller’s expense, notify all foreign and domestic counsel identified in the Implementation Information that the Assigned Patents have been transferred to Purchaser (or Purchaser’s designee) as of the Effective Date and direct such counsel to (i) digitize and electronically transfer all Patent Documents to Purchaser (or Purchaser’s agent) within thirty (30) days of such notification, (ii) ship all physical Patent Documents to a location specified by Purchaser within thirty (30) days of such notification, (iii) provide Purchaser with a manifest and tracking number for all materials shipped to Purchaser, (iv) send Purchaser a copy of all notices regarding the Assigned Patents which it receives, and (v) satisfy any reasonable information requests by Purchaser (at Seller’s expense) and otherwise take direction from Purchaser with respect to the Assigned Patents. For the avoidance of doubt, the obligations set forth in this Section are in addition to, and not intended to replace or contradict, the obligations set forth in Section 2.2(b).

iv.	Seller shall, on or before the Effective Date, pay all maintenance, annuity, renewal and issuance fees and the like with respect to the Assigned Patents that are due and payable prior to the end of the ninety (90) day period following the Effective Date.

(b)	Limited Power of Attorney. Seller hereby irrevocably constitutes and appoints Purchaser, with full power of substitution, to be its true and lawful attorney, and in its name, place or stead, to execute, acknowledge, swear to and file, all applications, specifications, papers, documents, oaths, assignments, declarations, affidavits and all other instruments, and to take any action which shall be necessary, appropriate or desirable to effectuate the transfer, or prosecution of the Assigned Patents in accordance with the terms of this Agreement; provided, however, that such power shall be exercised by the Purchaser only in the event that Seller fails to take the necessary actions required hereunder to effect or record such transfer, or prosecution of such Assigned Patents within thirty (30) days of Purchaser’s reasonable request, or ten (10) days prior to the deadline for taking the required action if earlier. This power of attorney shall be deemed to be coupled with an interest and shall be irrevocable.

(c)	Additional Releases. To the extent any Assigned Patents have any liens or security interests upon them after the Effective Date in violation of Section 4.12, without limiting Seller’s other obligations hereunder, Seller shall promptly seek, obtain and record from its lenders or other third party the release of any liens or security interest that they may have on any of the Assigned Patents, including any liens on any Patent that is determined to be an Assigned Patent but that was not an Assigned Patent as of the Effective Date and Seller hereby waives any remedies with respect to the release of any such liens or security interests.

(d)	Common Interest Privileged Information. Seller shall: (a) use best efforts to maintain Common Interest Privilege with respect to all materials or information protected under a Common Interest Privilege (“Privileged Information”) existing as of the Effective Date that relates to the Assigned Patents; and (b) provide Purchaser with at least fifteen (15) days prior written notice before disclosing to any third party, or waiving any such Common Interest Privilege with respect to, any such Privileged Information. In the event that Seller subsequently waives a Common Interest Privilege with respect to Privileged Information related to the Assigned Patents, Seller shall also provide such Privileged Information to Purchaser. Upon Purchaser’s request following the Effective Date, Seller and Purchaser shall negotiate and enter into a common interest agreement under which Seller may have access to, while preserving the Common Interest Privilege thereof, Privileged Information that Purchaser believes necessary for Purchaser’s licensing or enforcement of the Assigned Patents, at no additional cost to Purchaser other than Seller’s reasonable out-of-pocket expenses incurred in the course of fulfilling its obligations under such agreement.

(e)	Conduct. Seller shall not engage in any act or conduct, or omit to perform any necessary act, the result of which would invalidate any portion of any of the Assigned Patents or render any portion of them unenforceable.

(f)	Patent Maintenance, Enforcement, and Licensing. After the Effective Date, Purchaser shall have the sole right, but no obligation, to prosecute, maintain, enforce, license, and take any other actions with respect to the Assigned Patents in its sole discretion.

ARTICLE III

PAYMENT AND TAXES

3.1	Payment. Upon the terms and subject to the conditions of this Agreement (including, without limitation, Seller’s compliance with Section 2.2), in full payment for the sale, conveyance, assignment, transfer and delivery of the Assigned Patents, Purchaser agrees to remit to Seller a sum equal to four hundred thousand United States Dollars (US $400,000.0) (the “Purchase Price”) within ten (10) business days following the Effective Date. Payment shall be made by wire transfer to:

hopTo Inc

6 Loudon Rd.

Suite 200

Concord, NH 03301

Wells Fargo Bank

Checking Account#

ABA#

Bank Address:

400 Hamilton Ave.

Suite 210

Palo Alto, CA 94301

Phone: 650-855-7730

3.2	Transfer Taxes. Seller shall be solely responsible for the payment of, and shall pay when due, any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including without limitation income, gross receipts, business, occupation, sales, stamp, value-added, excise (or similar transfer taxes), use, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines and additions attributable to or imposed with respect to the foregoing (collectively “Taxes”) that may be payable in connection with the sale or purchase of the Assigned Patents and Seller shall indemnify Purchaser against any such Taxes as provided in Section 6.2 (Indemnification).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the Effective Date, the following:

4.1	Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the respective laws of its jurisdiction of incorporation, is duly qualified and is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified. Seller has full corporate power and authority to carry on its business as now being conducted.

4.2	Authority. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

4.3	No Conflict; No Consents. The execution and delivery of this Agreement and the performance of the obligations of Seller hereunder will not (i) violate or be in conflict with any provision of law, any order, rule or regulation of any court or other agency of government, or any provision of Seller’s articles of incorporation or bylaws, (ii) violate, be in conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or result in the acceleration of any obligations under, any indenture, agreement, lease or other instrument to which Seller is a party or by which it or any of its properties are bound, or (iii) result in the creation or imposition of any Encumbrance upon any of the Assigned Patents. No consent, approval or authorization of or declaration or filing with any Governmental Entity or other person or entity on the part of Seller is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4	List of Assigned Patents. Exhibit A sets forth a true, accurate and complete list of Assigned Patents and for each such Patent, the title, the Inventors’ names, the Patent number or serial number (as applicable), the filing date or issue date, the country in which the relevant Patent has been issued or applied for.

4.5	Prosecution. Each Assigned Patent has been prosecuted in compliance with the rules and processes of the United States Patent and Trademark Office (or the equivalent rules or processes of any other applicable patent authority anywhere in the world) and all applications for the Assigned Patents are true and correct in all material respects, including with respect to inventorship. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment in accordance with applicable law.

4.6	Assignment Agreements. For each Assigned Patent, Seller has obtained one or more Assignment Agreements which collectively assign all rights in such Patents to Seller. Seller has properly recorded all such previously executed Assignment Agreements with respect to the Assigned Patents as necessary to fully perfect its rights and title therein in accordance with governing laws and regulations in each respective jurisdiction.

4.7	Public Use, Disclosure or Sale. For each Assigned Patent, no acts or omissions of Seller, or any party acting on behalf of or at the direction of Seller, have or shall invalidate or hinder enforcement of such Patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)) including as a result of (i) disclosure of the invention or a printed publication that describes the claimed invention, (ii) public use of the claimed invention, or (iii) sale or offer for sale of the claimed invention prior to the application for such Patent.

4.8	Knowledge of Invalidity. None of the Assigned Patents has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Assigned Patents may be invalid or unenforceable. To Seller’s Knowledge (as defined below), none of the Assigned Patents is invalid or unenforceable, nor is Seller aware of any facts or circumstances that would render any Assigned Patent invalid or unenforceable.

4.9	Ownership and Encumbrances.

(a)	Seller is the sole legal and beneficial owner of all right, title and interest, and has valid title, to all the Assigned Patents (including all rights to sue and collect damages for past, present and future infringement), free and clear of any Encumbrances, except as set forth in Exhibit C (“Encumbrances”), attached hereto and incorporated herein. Except as set forth in Exhibit C, upon transfer of the Assigned Patents from Seller to Purchaser hereunder, none of the Assigned Patents will be subject to any restrictions with respect to the transfer or licensing of such Patents or is subject, or will be subject, to any Encumbrance as a result of any facts, circumstances or agreements existing before the Effective Date. To the extent any exceptions to the foregoing are listed on Exhibit C, such exhibit includes a complete and accurate list and description of all Encumbrances, including, but not limited to, any relevant dates and parties.

(b)	The Assigned Patents are not subject to any exclusive Grant to a third party.

(c)	Except as set forth on Exhibit C, Purchaser will not be subject to any covenant not to sue, license or other similar restriction on its enforcement or enjoyment of the Assigned Patents as a result of any prior transaction related to the Assigned Patents.

(d)	Seller has provided Purchaser with complete copies of all documentation reflecting the Encumbrances identified in Exhibit C and all such copies are complete in all material respects and no information has been deleted, omitted or redacted from such copies.

(e)	Except for Purchaser, there are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patents.

(f)	As of the Effective Date, none of Seller, except as expressly set forth in Section 2.3 above, any prior owner of the Assigned Patents, or any Inventor will have any right or interest in and to any of the Assigned Patents.

(g)	Any Grant currently in effect with respect to the Assigned Patents does not provide sublicensing rights.

4.10	Standards Bodies.

(a)	Seller has (i) listed on Exhibit D (“Standards”), attached hereto and incorporated herein, (A) any standards body, patent pool, or similar formal or informal organization (“Standards Body”) that Seller or its Affiliates have participated with, been affiliated with, or have been a member of; (B) any commitments to, offers made to, or agreements with (“Commitments”) such Standards Bodies applicable to any Assigned Patent, and the terms of such Commitments; and (C) the Assigned Patents applicable to such Commitments; and (ii) provided Purchaser with complete copies of all documentation with respect to Seller’s Commitments, and all such copies and documentation are complete in all material respects, and no information has been deleted, omitted or redacted from such copies and documentation.

(b)	Seller is in compliance with the requirements of all Standards Bodies, and has not made any (i) Commitments to any Standards Bodies, to any entities, or to the public, to license or grant any rights with respect to any of the Assigned Patents (including any Commitment to license any of the Assigned Patents on a royalty-free basis or at a specified rate, or on any specific terms), other than a general commitment to license on reasonable and nondiscriminatory (RAND) or fair, reasonable and non-discriminatory (FRAND) terms; or (ii) misrepresentations to any Standards Bodies.

4.11	Documents and Importation Information. The Patent Documents delivered by Seller to Purchaser hereunder represent all material records and files of Seller, its counsel and agents of which Seller is or should be aware of that are related to the Assigned Patents, with respect to the acquisition, prosecution, registration, reissuance, enforcement, defense, and maintenance of the Assigned Patents. The Importation Information delivered by Seller to Purchaser hereunder is true, accurate and complete.

4.12	No Impairment. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will impair the right of Purchaser to use, possess, sell, license or dispose of any of the Assigned Patents. There are no royalties, honoraria, fees or other payments payable by Seller to any third party by reason of the ownership, use, possession, license, sale, or disposition of any Assigned Patents. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Assigned Patents.

4.13	No Notice. Seller has not put any third party on notice of actual or potential infringement of any Assigned Patent. Seller has not invited any third party to enter into a license under any of the Assigned Patents. Seller has not initiated any enforcement action with respect to any of the Assigned Patents.

4.14	Disclosure. Seller has disclosed to Purchaser in writing all facts and circumstances known to, or reasonably ascertainable by, Seller on or prior to the Effective Date as possibly having an adverse effect on the validity or enforceability of the Assigned Patents.

4.15	Marking. Seller and its Affiliates affix on its products or product packaging, manuals, or instructions associated with such products, a label indicating the Assigned Patents applicable to the respective products.

4.16	Fees and other Actions. Seller has paid all maintenance, annuity, renewal and issuance fees and the like with respect to the Assigned Patents that are due and payable prior to the end of the ninety (90) day period following the Effective Date. Except as set forth in Exhibit E (“Fees and Other Actions List”), attached hereto, there are no actions that must be taken or fees that must be paid within ninety (90) days following the Effective Date, including the payment of any filing, registration, maintenance, annuity, renewal or issuance fees or the filing of any responses with any Government Entity, including office action responses, documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting, preserving or renewing any of the Assigned Patents.

4.17	Outstanding Judgment. No Assigned Patents are subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation. None of the Assigned Patents has been or is currently involved in any reexamination, reissue, opposition, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

4.18	Lawsuits and Other Proceedings. No Assigned Patent has been involved in any past or pending action, suit, investigation, claim or proceeding (including any reexamination), nor has any Assigned Patent been threatened with any such action, suit, investigation, claim or proceeding, other than patent prosecution proceedings in the ordinary course.

4.19	Co-Development. None of the Assigned Patents were developed by, on behalf of, jointly with, or with the funding of, a third party.

4.20	Government Funding. None of the Assigned Patents were developed by, on behalf of, jointly with, or using grants or funding of any Governmental Entity, college, university, or educational institution.

4.21	No Patent License. Except for the rights expressly granted under Section 2.3, Seller is not acquiring any licenses or rights, whether by implication, estoppel or otherwise under or to any Patents of Purchaser or any of its Affiliates because of the Parties entering into this Agreement. The Parties entering into this Agreement will not result in any previous owner of the Assigned Patents or any third party obtaining any license, right or Grant whether by implication, estoppel or otherwise, under or to any Patent of Purchaser or any of its Affiliates.

4.22	The term “Knowledge” is defined to mean (x) an individual will be deemed to have “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or matter or a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation to ascertain and establish the accuracy of each representation, warranty and statement in this Agreement, and (y) “Seller’s Knowledge” or “Knowledge of Seller” means the Knowledge of Seller’s and Seller’s Affiliates’ officers, directors, shareholders, partners, members, or employees, in-house or outside counsel, and/or any current employee that is or was directly involved in (i) any prosecution activities associated with one or more of the Assigned Patents, or (ii) the acquisition and divestiture of the Assigned Patents, or (iii) the maintenance, analysis, administration, evaluation of commercial value and strategic assessment of the Assigned Patents during Seller’s ownership of or control over the Assigned Patents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Effective Date as follows:

5.1	Corporate Organization. Purchaser is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the respective laws of the jurisdiction of its incorporation, is duly qualified and, to the extent applicable, is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified. Purchaser has full corporate power and authority to carry on its business as now being conducted.

5.2	Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

5.3	No Conflict; No Consents. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder will not violate or be in conflict with any provision of law, any order, rule or regulation of any Governmental Entity, or any provision of Purchaser’s certificate of incorporation or bylaws. No consent, approval or authorization of or declaration or filing with any Governmental Entity or other person or entity on the part of Purchaser is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1	Survival of Representations and Warranties. Except with respect to Seller’s representations and warranties under Sections 4.9 (Ownership and Encumbrances), Section 4.10 (Standards Bodies) and 4.23 (No Patent License) which shall survive indefinitely, all of Seller’s representations and warranties contained in this Agreement shall terminate as of the last day of the twelfth (12th) month following the month in which the Effective Date occurs.

6.2	Indemnification.

(a)	Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates, and each of their Subsidiaries, shareholders, directors, officers, employees, agents, successors, and assigns from and against all damages, claims, liabilities, expenses and costs (including reasonable attorneys’ fees) arising, directly or indirectly, from any material breach of this Agreement, including, without limitation, any material breach of any representation or warranty made by Seller.

(b)	Purchaser shall defend, indemnify and hold harmless Seller, its Subsidiaries, and each of their shareholders, directors, officers, employees, agents, successors, and assigns from and against all damages, claims, liabilities, expenses and costs (including reasonable attorneys’ fees) arising, directly or indirectly, from any material breach of this Agreement, including, without limitation, any material breach of any representation or warranty made by Purchaser.

(c)	A person or entity that intends to claim indemnification under this Article VI (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any claim, damage, liability, cause of action or cost with respect to which the Indemnitee intends to claim such indemnification. Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel of its own choosing; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the expenses to be paid by the Indemnitor if Indemnitor does not assume the defense. The Indemnitee shall, and shall cause its Subsidiaries and its own and its Subsidiaries’ employees and agents to, cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, damage, liability, cause of action or cost covered by this indemnification. The maximum liability of each Indemnitor under this Agreement for a breach of warranty under Article IV or Article V, as applicable, and/or for a claim of indemnification as set forth in this Article VI, in the aggregate shall in the be equal to the Purchase Price.

ARTICLE VIII

MISCELLANEOUS

7.1	Confidentiality. The Parties shall maintain as strictly confidential this Agreement and any proprietary information disclosed under, or as a result of or during the negotiation of, this Agreement, and shall only use such information for the purpose of performing under and/or enforcing this Agreement or the Assigned Patents, except that each Party, or its Affiliates, may disclose or use this Agreement or any such proprietary information as follows:

(a)	As reasonably necessary to prosecute or enforce the Assigned Patents;

(b)	as reasonably necessary for Purchaser to record or otherwise perfect Purchaser’s interest in the Assigned Patents;

(c)	to the extent required by law;

(d)	to the extent such information is public information, except as a result of the breach of this Section 7.1;

(e)	as is required by a court or an arbitral order which has been precipitated by a third party request; provided, that the entity making such disclosure or use shall seek appropriate confidentiality protections (e.g., having such disclosures covered by a protective order or other comparable protections) prior to making such disclosure or use;

(f)	to satisfy SEC, NASDAQ or other statutory, regulatory, taxation, or administrative requirements;

(g)	in a legal proceeding between the Parties or their Affiliates;

(h)	to a potential acquirer, in connection with a potential acquisition of all or any material part of any business of such Party; or

(i)	in confidence, to its accountants, bankers, attorneys, or their Affiliates.

Notwithstanding the foregoing, the Parties acknowledge that Purchaser or its Affiliates shall have the right, at its sole discretion, to publish and distribute a press release or a Current or Periodic Report filed pursuant to the Securities Exchange Act of 1934 announcing the execution of this Agreement. Such press release may contain the name of the Seller hereunder and a broad characterization of the nature of the transactions undertaken herein. The Purchase Price, identification of the Assigned Patents, or terms other than those previously identified shall not be disclosed with specificity, unless required by applicable stock exchange or regulatory body requirements, or otherwise deemed material.

7.2	Expenses. Except as otherwise provided in this Agreement, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

7.3	Governing Law/Venue. This Agreement is governed by the laws of the State of California, excluding its conflict-of-laws principles. The state and federal courts in the State of California shall have exclusive jurisdiction over any claim, suit or proceeding (each, a “Proceeding”) related to this Agreement (including without limitation the breach or threatened breach thereof), and each Party irrevocably (a) consents to the jurisdiction of such courts for any Proceeding, (b) consents to service of process in any Proceeding in such courts by globally recognized overnight courier service at the address set forth above, as well as other means of service permitted by law; and (c) waives any objections on the grounds of venue, residence, domicile or inconvenient forum to any Proceeding brought in such courts.

7.4	Waivers. The failure of any Party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of any such right, term or condition. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver.

7.5	Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.

7.6	Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail, return receipt requested, or a qualified overnight delivery service addressed as indicated on page 1 of this Agreement. Facsimiles shall be sent to Seller at ________ and to Purchaser at ________________. All such notices shall be deemed delivered at the time of delivery, except a facsimile shall be deemed delivered at the time of electronic confirmation of delivery.

7.7	Asset Purchase. The transaction contemplated under this Agreement is strictly an asset purchase, and Purchaser is not taking any assignment of any debt, obligation, or other Encumbrance on any of the Assigned Patents.

7.8	Entire Agreement/Amendment. This Agreement contains the complete and final agreement between the Parties, and supersedes all previous understandings, relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the Parties.

7.9	No Assignment. Except for Purchaser’s right to assign or delegate this Agreement and its rights and duties as set forth herein to a present or future Affiliate, neither this Agreement nor any rights or duties under this Agreement may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the non-assigning Party, which consent may be withheld by the non-assigning Party for any or no reason. Any attempted assignment and/or delegation in breach of this Section 8.9 will be null and void. The Parties understand and agree that a Change of Control event is considered an assignment for the purposes of this Section 8.9.

7.10	Survival. Notwithstanding anything in this Agreement to the contrary except as set forth in Section 6.1, all representations, warranties, obligations, responsibilities, terms or conditions which by a fair reading of their nature are intended to survive shall be deemed to survive.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

salesforce.com, inc.	[Seller]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

Listed Patents

Patent Number	Filing Date	Lead Inventor
9395826
9398111
9419848
8745280
8892782
8738814
8856907

EXHIBIT B

Patent Assignment

This PATENT ASSIGNMENT (“Assignment”), effective as of _________, 20__, is made by and between hopTo Inc., a Delaware corporation with its principal place of business located at 6 Loudon Rd. Suite 200, Concord, NH 03301 (hereinafter “Assignor”), and salesforce.com, inc., a Delaware corporation having a place of business at The Landmark @ One Market Street, Suite 300, San Francisco, CA 94105 (hereinafter “Salesforce”).

WHEREAS:

A.	Assignor is the sole owner of the patents and patent applications listed in the attached Exhibit A (hereinafter “Patents”); and

B.	Salesforce is desirous of acquiring all of Assignor’s right, title and interest in and to the Patents.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor has sold, assigned and transferred, and does hereby sell, assign and transfer to Saleforce all right, title and interest in and to

(i) the Patents, including any and all inventions, invention disclosures and discoveries disclosed or claimed therein;

(ii) all United States, foreign and international patents and patent applications, certificates of invention, utility models and any other grants by any governmental entity for the protection of inventions resulting from the Patents, including any and all patents and patent applications disclosing said invention(s) and any patents issuing from such applications, including provisionals, non-provisionals, divisionals, continuations, continuations-in-part, reissues, extensions, and re-examinations of the Patents, along with the rights of priority created by such patents and patent applications under any treaty relating thereto; and

(iii) all past, present and future causes of action and enforcement rights, whether currently pending, filed or otherwise, in connection with the Patents, the patents and patent applications resulting from the Patents and any of the inventions or discoveries described or claimed therein, including without limitation, all rights to sue for any past, present or future infringement of the Patents, including the rights to license and to collect and receive any damages, royalties, injunctive relief, and/or any other settlements or remedies for such infringements, the same to be held and enjoyed by Salesforce for its own use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, to the end of the term or terms thereof as fully and entirely as the same would have been held and enjoyed by Assignor, if this assignment and sale had not been made.

IN WITNESS WHEREOF, Assignor has caused these presents to be signed by its duly appointed officer having full authority in the circumstances.

SIGNED for and on behalf of hopTo Inc.

By		on
	(Signature)		(Date)

	(Print Name)		(Print Title)

EXHIBIT C

Encumbrances

Not Applicable.

EXHIBIT D

Standards

Not Applicable.

EXHIBIT E

Fees and Other Actions

Not Applicable.